Exhibit 99.1

Contact:	Dan Yarbrough, Vice President of Investor Relations
danyarbrough@orthofix.com
(617) 912-2903

Orthofix International Announces

Strong 2nd Quarter Results

And Increases Full Year Earnings Guidance

•

Second quarter 2010 sales totaled $142.8 million, up 4% from second quarter 2009 both as reported and on a constant currency basis; up 6% both as reported and on a constant currency basis excluding the impact of the sale of the Company’s vascular business in Q110

•	Second quarter 2010 reported net income was up 63% from the prior year to $0.57 per diluted share; excluding a gain from an interest rate swap adjusted net income was up 29% to $0.54 per diluted share

•	Total spine sales grew 11% vs. prior year; stimulation rose 12%, and spinal implants and biologics increased 10%

•	Orthopedic sales grew 12% as reported, 11% constant currency

•	Second quarter gross margin was 76.1%, up 160 basis points on an adjusted basis compared with Q209

•	Operating margin was 14.8%, up 220 basis points on an adjusted basis; adjusted operating income rose 22%

•	Company increased full-year EPS guidance by $0.10, to a new range of $2.48-$2.52

Boston, MA, Jul 28, 2010– Orthofix International N.V. (NASDAQ:OFIX) (the Company) today announced its results for the second quarter ended June 30, 2010. Total revenue was $142.8 million, an increase of 4% over the second quarter of 2009. The favorable impact of foreign currency on second quarter sales was approximately $400,000.

Reported second quarter net income totaled $10.2 million, or $0.57 per diluted share. This was up 63% when compared with reported net income of $5.9 million, or $0.35 per diluted share, in the second quarter of the prior year. Excluding a gain on an interest rate swap summarized in the table below, adjusted net income in the second quarter of 2010 was $9.7 million, or $0.54 per diluted share. This was an increase of 29% compared with adjusted net income of $0.42 per share in the second quarter of the prior year.

The Company’s reported second quarter operating income was $21.2 million, or 14.8% of total revenue. This was a 22% increase over adjusted operating income of $17.4 million, or 12.6% of revenue, in the prior year. The increase in adjusted operating income was primarily attributable to continued operating improvement in the Company’s Spinal Implants & Biologics division.

“Our strong second quarter results were driven primarily by another quarter of improved operating results at our Spinal Implants and Biologics division, as well as continued solid performance from our Spine Stimulation and Orthopedics divisions,” said President and CEO Alan Milinazzo. “With the move into our expanded new facility in Texas and our integration plan complete, we have already begun to benefit from the synergies. We will continue to focus on steps to improve our operating margins even further.”

Revised Guidance

As a result of strong second quarter earnings results as well as the positive impact of the pay off of Orthofix’s interest rate swap, discussed below, the Company raised its full-year earnings guidance by $0.10 per share to a new range of $2.48 to $2.52.

Non-GAAP Performance Measures

The tables below present reconciliations of second quarter net income and operating income calculated in accordance with generally accepted accounting principles (GAAP) to non-GAAP performance measures, referred to as “Adjusted Net Income” and “Adjusted Operating Income” that exclude the items specified in the tables. The Regulation G Supplemental Information Schedule attached to this release includes additional reconciliations between GAAP measures and non-GAAP measures referred to as “Consolidated EBITDA”, “Adjusted Gross Margin”, “Adjusted Total Revenue” and “Adjusted Sports Medicine Revenue”. Management believes it is important to provide investors with the same non-GAAP metrics it uses to supplement information regarding the performance and underlying trends of Orthofix’s business operations in order to facilitate comparisons to its historical operating results and internally evaluate the effectiveness of the Company’s operating strategies. A more detailed explanation of the items in the table below that are excluded from GAAP net income and GAAP operating income, as well as why management believes the non-GAAP measures are useful to them, is included in the Regulation G Supplemental Information schedule attached to this press release.

Reconciliation of Non-GAAP Performance Measure

Second Quarter Adjusted Net Income

	Q210		Q209
	($000’s)	EPS	($000’s)	EPS

Reported GAAP net income	$10,232	$0.57	$5,944	$0.35

Specified Items:

Gain on interest rate swap	($554)	($0.03)	($674)	($0.04)
Foreign exchange gain	—	—	($509)	($0.03)
Strategic investments	—	—	$1,365	$0.08
Reorganization/consolidation costs	—	—	$1,075	$0.06

Adjusted net income	$9,678	$0.54	$7,201	$0.42

NOTE: Some calculations may be impacted by rounding

Reconciliation of Non-GAAP Performance Measure

Second Quarter Adjusted Operating Income

	Q210		Q209
	($000’s)	% of Rev	($000’s)	% of Rev

Reported GAAP operating income	$21,210	14.8%	$13,645	9.9%

Specified Items:

Reorganization and consolidation costs	—	—	$1,654	1.2%
Strategic investments	—	—	$2,100	1.6%

Adjusted operating income	$21,210	14.8%	$17,399	12.6%

NOTE: Some calculations may be impacted by rounding

Revenue

Total second quarter sales in the Company’s spine sector were up 11% year-over-year, to $78.7 million. Spine stimulation revenue increased 12%, to $44.9 million, driven by the continued success of the Company’s devices, which include the only FDA-approved stimulator for the cervical spine. Spinal implants and biologics revenue was $33.8 million, which was 10% higher than the second quarter of 2009. The year-over-year growth in spinal implants and biologics revenue was primarily due to an increase in U.S. sales of lumbar and cervical spine implant devices, driven mainly by the continued success of the Company’s Firebird™ pedicle screw system, Pillar™ SA interbody device, and Ascent™ LE POCT system. The Company’s biologics revenue from the spinal implants division decreased compared with the prior year, which included the impact of the transition to recording a marketing fee for Trinity® Evolution™ versus previously recording full end user sales for the Company’s prior stem cell-based allograft. Because the Company does not purchase inventory of Trinity® Evolution™ it does not incur any associated costs of sales. As such, the gross profit margin for the new allograft is 100% of the recorded revenue, which compares favorably to the gross profit margin of approximately 50% of sales for the prior allograft.

Reported second quarter revenue in Orthofix’s orthopedic business was $36.6 million, which was an increase of 12%, and represented growth of 11% on a constant currency basis, compared with the prior year. The constant currency revenue growth was driven primarily by a 10% increase in international sales of the Company’s external and internal fixation devices and a 24% increase in deformity correction devices.

Sports medicine revenue in the second quarter decreased 6% as reported, compared with 2009, to $23.1 million. The decrease in total sales included the impact of a revenue recognition change for one distributor, which resulted in the commission expense related to the distributor now being recorded as a reduction of that distributor’s gross sales. Additionally, the year-over-year revenue decrease included the impact of the sale of the Company’s pain therapy business. Excluding the impact of both of these changes, sports medicine revenue in the second quarter was 2.5% lower year-over-year.

Gross Margin

The gross profit margin in the second quarter of 2010 was 76.1%, which was 290 basis points higher than the second quarter of 2009. The gross profit in the second quarter of 2009 included the impact of a $1.8 million increase in inventory reserves taken in connection with the expiration of the Company’s distribution agreement for the Trinity® allograft. Excluding the impact of this reserve, the gross profit margin in the second quarter of 2010 increased 160 basis points compared with the prior year. The year-over-year improvement is primarily due to an increase in the gross profit margin at the Company’s Spinal Implants & Biologics division.

Operating Expenses

Second quarter sales and marketing (S&M) expenses were 40.0% of total revenue, 20 basis points lower than the second quarter in the prior year.

General and administrative (G&A) expenses in the second quarter of 2010 decreased by 110 basis points year-over-year, to 14.3% of total sales, including the impact of increased legal expenses from ongoing government investigations. The G&A ratio in the second quarter of 2009 included $1.7 million ($1.1 million net of tax, or $0.06 per share) in costs associated with the reorganization and consolidation plan at the Company’s Spinal Implants and Biologics division. Excluding these costs the G&A ratio in the second quarter of 2009 was 14.2%.

Research and development (R&D) expenses as a percent of revenue were 5.9% in the second quarter of 2010, compared with 6.5% in the prior year. The R&D ratio in the second quarter of 2009 included the impact of $2.1 million ($1.4 million net of tax, or $0.08 per share) in costs associated with the Company’s collaboration with the Musculoskeletal Transplant Foundation (MTF) on the development and commercialization of Trinity® Evolution™. Excluding this expense the R&D ratio in the second quarter of 2009 was 4.9%. The year-over-year increase in the adjusted R&D ratio was attributable to a number of new projects across our various business segments.

Other Income and Expenses

Second quarter net interest expense was $5.4 million, compared with net interest expense of $5.8 million in the second quarter of the prior year. The year-over-year decrease reflects a lower outstanding debt balance, partially offset by a higher all-in rate of interest.

During the second quarter, the Company incurred a realized gain of approximately $909,000 ($554,000 net of tax, or $0.03 per share) which resulted from changes in the fair market value of the Company’s interest rate swap. The interest rate swap was paid off during the second quarter, approximately one year prior to its scheduled maturity.

Taxes

The reported tax rate in the second quarter of 2010 was approximately 39 percent. The tax rate for the first half of 2010 was approximately 35%, which compares with a year-to-date tax rate of 35% in the prior year.

Cash and Liquidity

Orthofix’s Consolidated EBITDA, as calculated in accordance with the Company’s amended credit facility, was $28.9 million in the second quarter, up 23% from the prior year. At the end of the second quarter the Company’s leverage ratio, as defined in its amended credit facility, was 1.9, which was below the 2.75 maximum leverage ratio allowed in the amended credit facility.

Cash flow from operations in the second quarter of 2010 more than doubled to approximately $12.2 million, compared with cash flow from operations of $5.9 million in the prior year. The increase in cash flow was due primarily to improved working capital management. Cash flow from operations in the second quarter of 2010 included the impact of a $4.8 million payment made to pay off the Company’s interest rate swap approximately one year prior to its scheduled maturity.

The total cash balance of $39.0 million at June 30, 2010 compared with $25.0 million at December 31, 2009. The cash balance at June 30th reflects the impact of the $4.8 million payment to pay off the interest rate swap in the second quarter, as well as the application of the net proceeds of $19 million from the sale of the vascular assets and an additional $5 million from operations toward the repayment of the Company’s outstanding debt during the first and second quarters.

Conference Call

Orthofix will host a conference call today at 4:30 PM Eastern time to discuss the Company’s financial results for the second quarter of 2010. Interested parties may access the conference call by dialing (888) 267-2845 in the U.S., and (973) 413-6102 outside the U.S., and providing the conference ID 87421. A replay of the call will be available for one week by dialing (888) 332-6854 in the U.S., and (973) 528-0005 outside the U.S., and entering the conference ID 87421.

About Orthofix

Orthofix International, N.V. is a global medical device company offering a broad line of minimally invasive surgical, and non-surgical, products for the spine, orthopedic, and sports medicine market sectors that address the lifelong bone-and-joint health needs of patients of all ages–helping them achieve a more active and mobile lifestyle. Orthofix’s products are widely distributed around the world to orthopedic surgeons and patients via Orthofix’s sales representatives and its subsidiaries, including BREG, Inc. and via collaborations with other leading orthopedic product companies. In addition, Orthofix is collaborating on R&D activities with leading medical institutions such as the Musculoskeletal Transplant Foundation, the Orthopedic Research and Education Foundation, The University of Medicine and Dentistry of New Jersey and the National Osteoporosis Institute. For more information about Orthofix, please visit www.orthofix.com.

FORWARD-LOOKING STATEMENTS

This communication contains certain forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which may include, but are not limited to, statements concerning the projections, financial condition, results of operations and businesses of Orthofix and its subsidiaries and are based on management’s current expectations and estimates and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements.

Factors that could cause or contribute to such differences may include, but are not limited to, risks relating to the expected sales of its products, including recently launched products, unanticipated expenditures, changing relationships with customers, suppliers, strategic partners and lenders, changes to and the interpretation of governmental regulations, ongoing litigation matters and governmental investigations of our businesses which could result in civil or criminal liability or findings of violations of law (as further described in the “Legal Proceedings” sections of our annual report on Form 10-K, quarterly reports on Form 10-Q, and our report on Form 8-K dated June 23, 2010), risks relating to the protection of intellectual property, changes to the reimbursement policies of third parties, the impact of competitive products, changes to the competitive environment, the acceptance of new products in the market, conditions of the orthopedic industry, credit markets and the economy, corporate development and market development activities, including acquisitions or divestitures, unexpected costs or operating unit performance related to recent acquisitions, and other factors described in our annual report on Form 10-K and other periodic reports filed by the Company with the Securities and Exchange Commission (SEC).

- Financial tables follow -

ORTHOFIX INTERNATIONAL N.V.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, U.S. Dollars, in thousands, except per share and share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Net sales	$142,845	$137,546	$281,668	$266,520
Cost of sales	34,087	36,909	66,781	69,715

Gross profit	108,758	100,637	214,887	196,805

Operating expenses
Sales and marketing	57,185	55,272	113,475	107,536
General and administrative	20,372	21,191	41,841	43,875
Research and development	8,370	8,886	15,898	17,973
Amortization of intangible assets	1,410	1,643	2,857	3,276
Loss (gain) on sale of vascular operations	211	—	(12,339)	0

	87,548	86,992	161,732	172,660

Operating income	21,210	13,645	53,155	24,145

Other income (expense), net
Interest expense, net	(5,445)	(5,831)	(11,290)	(11,948)
Other income (expense), net	100	425	(231)	102
Gain on interest rate swap	909	1,036	1,254	1,275

Other income (expense), net	(4,436)	(4,370)	(10,267)	(10,571)

Income before income taxes	16,774	9,275	42,888	13,574
Income tax expense	(6,542)	(3,331)	(15,164)	(4,751)

Net income	$10,232	$5,944	$27,724	$8,823

Net income per common share - basic	$0.58	$0.35	$1.58	$0.52

Net income per common share - diluted	$0.57	$0.35	$1.56	$0.51

Weighted average number of common shares outstanding - basic	17,579,221	17,107,084	17,534,456	17,105,323

Weighted average number of common shares outstanding - diluted	17,892,886	17,172,557	17,825,604	17,139,789

ORTHOFIX INTERNATIONAL N.V.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, U.S. Dollars, in thousands)

	June 30, 2010	December 31, 2009

Assets
Current assets:
Cash and cash equivalents	$19,694	$13,328
Restricted cash	19,309	11,630
Trade accounts receivable, net	129,449	129,777
Inventories, net	83,585	94,624
Deferred income taxes	21,802	20,286
Prepaid expenses and other current assets	33,343	29,849

Total current assets	307,182	299,494

Investments, at cost	345	345
Property, plant and equipment, net	39,990	38,694
Patents and other intangible assets, net	43,993	47,628
Goodwill	174,444	185,175
Deferred taxes and other long-term assets	24,004	19,137

Total assets	$589,958	$590,473

Liabilities and shareholders’ equity
Current liabilities:
Bank borrowings	$2,796	$2,209
Current portion of long-term debt	3,300	3,332
Trade accounts payable	24,493	23,302
Other current liabilities	51,231	59,210

Total current liabilities	81,820	88,053

Long-term debt	223,450	249,132
Deferred income taxes	6,592	6,115
Other long-term liabilities	2,354	6,904

Total liabilities	314,216	350,204

Shareholders’ equity:
Common shares	1,762	1,714
Additional paid-in capital	190,433	177,246

	192,195	178,960
Retained earnings	81,844	54,119
Accumulated other comprehensive income	1,703	7,190

Total shareholders’ equity	275,742	240,269

Total liabilities and shareholders’ equity	$589,958	$590,473

ORTHOFIX INTERNATIONAL N.V.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, U.S. Dollars, in thousands)

	Six Months Ended June 30,
	2010	2009

Cash flows from operating activities:
Net income	$27,724	$8,823
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,345	10,614
Amortization of debt costs	117	99
Provision for doubtful accounts	3,843	3,487
Deferred taxes	(2,279)	(1,505)
Share-based compensation	5,448	5,316
Provision for inventory obsolescence	3,933	5,055
Change in fair value of interest rate swap	(1,254)	(1,275)
Gain on sale of vascular operations	(12,339)	—
Other	743	966
Change in operating assets and liabilities:
Restricted cash	(7,757)	(4,592)
Accounts receivable	(9,047)	(10,741)
Inventories	879	(5,655)
Prepaid expenses and other current assets	(4,005)	(2,261)
Accounts payable	2,898	(577)
Current liabilities	(7,458)	9,229

Net cash provided by operating activities	11,791	16,983

Cash flows from investing activities:
Capital expenditures	(11,881)	(9,153)
Net proceeds from sale of assets, principally vascular operations	24,215	—

Net cash provided by (used in) investing activities	12,334	(9,153)

Cash flows from financing activities:
Proceeds from issuance of common shares	5,996	7
Repayments of long-term debt	(25,656)	(16,618)
Proceeds from bank borrowings, net	1,023	1,107
Cash payment for purchase of minority interest in subsidiary	—	(1,143)
Tax benefit on non-qualified stock options	1,792	2

Net cash used in financing activities	(16,845)	(16,645)

Effect of exchange rate changes on cash	(914)	139

Net increase (decrease) in cash and cash equivalents	6,366	(8,676)
Cash and cash equivalents at the beginning of the year	13,328	14,594

Cash and cash equivalents at the end of the period	$19,694	$5,918

External net sales by market sector

(U.S. Dollars in millions)

	Three Months Ended June 30,				Six Months Ended June 30,
	2010	2009	Reported Growth	Constant Currency Growth	2010	2009	Reported Growth	Constant Currency Growth

Spine

Stimulation	44.9	40.1	12%	12%	86.8	77.4	12%	12%

Implants and Biologics	33.8	30.6	10%	10%	63.6	59.5	7%	7%

Total Spine	78.7	70.7	11%	11%	150.4	136.9	10%	10%

Orthopedic	36.6	32.6	12%	11%	72.9	62.2	17%	13%

Sports Medicine	23.1	24.5	-6%	-6%	46.7	48.7	-4%	-4%

Other Products	4.4	9.7	-55%	-55%	11.7	18.7	-37%	-40%

Total	$142.8	$137.5	4%	4%	$281.7	$266.5	6%	5%

Regulation G Supplemental Information Schedule

The information in this schedule is set up in three sections intended to address different aspects of Regulation G.

Section 1 includes a Reconciliation of a Non-GAAP Performance Measure for each non-GAAP metric included in the release to which this supplemental information is attached, except for the reconciliations pertaining to Adjusted Net Income and Adjusted Operating Income for the second quarter of 2010, which are included in the body of the release to which this supplemental information is attached.

Section 2 contains explanations of each of the specified items listed in each Reconciliation of a Non-GAAP Performance Measure included in Section 1 of this Supplemental Information Schedule or in the text of the press release to which the schedule is attached.

Section 3 provides detailed disclosures indicating the reasons management believes our non-GAAP measures are useful.

Section 1

Consolidated EBITDA

Orthofix International NV

(In thousands)

	Q210	TTM 6/30/10
Orthofix:

Net Income	$10,232	$43,373

Depreciation and Amortization	4,948	22,075
Interest expense	5,515	24,227
Gain on interest rate swap	(909)	(1,830)
Tax Expense	6,542	25,962
Share-based compensation	2,435	10,869
LTM EBITDA adjustment related to sale of vascular assets	—	(4,163)
Other Non-Cash Charges	131	1,356

Consolidated EBITDA	$28,894	$121,869

NOTE: For the definition of Consolidated EBITDA please refer to a copy of the credit agreement, dated September 22, 2006, which was filed as Exhibit 10.1 to Orthofix’s current report on Form 8-K filed on September 27, 2006, a copy of the first amendment to the credit agreement, dated September 29, 2008, which was filed as Exhibit 10.1 to Orthofix’s current report on Form 8-K filed on September 29, 2008, and a copy of the 2nd amendment to the credit agreement, dated February 24, 2010, which was filed as Exhibit 10.21 in Orthofix’s Form 10-Q dated April 29, 2010. These documents can be found at the SEC’s website at www.sec.gov.

Adjusted 2nd Quarter Sports Medicine Revenue

($ millions)	Q210	Q209	% Change
Reported Revenue	$23.1	$24.5	-5.7%

Impact of change in revenue recognition for distributor	—	($0.4)
Pain Therapy revenue	—	($0.4)

Adj. Sports Med Rev	$23.1	$23.7	-2.5%

Note: The Company’s pain therapy business was sold in 2008, so transition revenue in 2009 was excluded for comparative purposes.

Adjusted 2nd Quarter Total Revenue

($ millions)	Q210	Q209	% Change
Reported Revenue	$142.8	$137.5	3.9%

Impact of sale of vascular business	($1.6)	($4.3)

Adj. Total Revenue	$141.2	$133.2	6.0%

Adjusted 2nd Quarter Gross Profit Margin

($ millions)	Q210	% of Revenue	Q209	% of Revenue
Reported Gross Profit	$108.8	76.1%	$100.6	73.2%

Impact of inventory reserve on Trinity	—		$1.8	1.3%

Adj. Total Revenue	$108.8	76.1%	$102.4	74.5%

Section 2

Description of Second Quarter Specified Items

Adjusted Net Income (2nd quarter)

•

Gain on interest rate swap- realized change in the fair market value of the Company’s interest rate swap. Mark-to-market adjustments are required to be reported in quarterly earnings. The Company paid off the swap approximately one year early in Q210.

•

Strategic investments- costs related to the Company’s strategic investment in the development and commercialization of a new stem cell-based allograft with MTF, and the agreement with IIS related to the development of a pedicle screw system.

•

Foreign exchange gain- due to unrealized, non-cash translation adjustments resulting from a weakening of the U.S. dollar against various foreign currencies. A number of Orthofix’s foreign subsidiaries have intercompany and trade accounts payable that are held in currencies, most notably the U.S. Dollar, other than their local currency, and movements in the relative values of those currencies result in foreign exchange gains and losses.

•	Reorganization/consolidation costs- costs associated with reorganization and facility consolidation plans within various areas of the Company, primarily related to the spinal implants division.

Consolidated EBITDA

•	Depreciation and Amortization- non-cash depreciation and amortization expenses.

•	Interest- interest expense related to outstanding debt.

•

Gain on interest rate swap- realized change in the fair market value of the Company’s interest rate swap. Mark-to-market adjustments are required to be reported in quarterly earnings. The Company paid off the swap approximately one year early in Q210.

•	Tax expense- income tax expenses incurred by the Company.

•

LTM EBITDA adjustment related to sale of vascular assets- the last twelve months of EBITDA generated by the vascular division prior its sale in the second quarter of 2010, which must be excluded from Consolidated EBITDA in accordance with the amended credit facility.

•	Share-based compensation- non-cash equity compensation expenses.

•

Other non-cash charges- certain non-cash charges including foreign exchange gains and losses, an inventory step up related to an acquisition, the amortization of a prepaid royalty and the portion of the reported gain on the previously announced divestiture of the Company’s vascular business assets that cannot be included in Consolidated EBITDA in accordance with the amended credit facility.

Adjusted Sports Medicine Revenue

•

Impact of Change in Revenue Recognition for Distributor- the sales and commission expense for one distributor were previously recorded on separate line items on the income statement, but will be netted against each other on the revenue line going forward.

•	Pain therapy revenue- the Company sold its pain therapy business in 2008, so the small amount of remaining revenue in 2009 was excluded to promote a valid comparison with 2010.

Adjusted 2nd Quarter Total Revenue

•

Impact of Sale of Vascular Business- the Company sold the assets of its vascular business in Q110. This adjustment excludes revenue from this business generated in Q209 as well as the revenue generated in Q210 from the transition services agreement in place in connection with the sale.

Adjusted Gross Profit Margin

•	Trinity inventory reserve- an inventory reserve taken in Q209 on the inventory of Trinity allograft remaining on hand at the end of the Company’s distribution agreement for this product.

Adjusted Operating Income

•

Strategic investments- costs related to the Company’s strategic investment in the development and commercialization of a new stem cell-based allograft with MTF, and the agreement with IIS related to the development of a pedicle screw system.

•	Reorganization/consolidation costs- costs associated with reorganization and facility consolidation plans within various areas of the Company, primarily related to the spinal implants division.

Section 3

Management use of, and economic substance behind, Non-GAAP Performance Measures

Management uses non-GAAP measures to evaluate performance period over period, to analyze the underlying trends in the Company’s business, to assess its performance relative to its competitors, and to establish operational goals and forecasts that are used in allocating resources. In addition, following the Company’s acquisition of Blackstone Medical, and the related increase in Orthofix’s debt, management has increased its focus on cash generation and debt reduction. Management uses these non-GAAP measures as the basis for assessing the ability of the underlying operations to generate cash for use in paying down debt. In addition, management uses these non-GAAP measures to further its understanding of the performance of the Company’s business segments. The items excluded from Orthofix’s non-GAAP measures are also excluded from the profit or loss reported by the Company’s business segments for the purpose of analyzing their performance.

Material Limitations Associated with the Use of Non-GAAP Measures

The non-GAAP measures used in this release may have limitations as analytical tools, and should not be considered in isolation or as a replacement for GAAP performance measures. Some of the limitations associated with the use of these non-GAAP performance measures are that they exclude items that reflect an economic cost to the Company and can have a material effect on cash flows. Similarly, equity compensation expense does not directly impact cash flows, but is part of total compensation costs accounted for under GAAP.

Compensation for Limitations Associated with Use of Non-GAAP Measures

Orthofix compensates for the limitations of its non-GAAP performance measures by relying upon its GAAP results to gain a complete picture of the Company’s performance. The GAAP results provide the ability to understand the Company’s performance based on a defined set of criteria. The non-GAAP measures reflect the underlying operating results of the Company’s businesses, excluding non-cash items, which management believes is an important measure of the Company’s overall performance. The Company provides a detailed reconciliation of the non-GAAP performance measures to their most directly comparable GAAP measures, and encourages investors to review this reconciliation.

Usefulness of Non-GAAP Measures to Investors

Orthofix believes that providing non-GAAP measures that exclude certain items provides investors with greater transparency to the information used by the Company’s senior management in its financial and operational decision-making. Management believes that providing this information enables investors to better understand the performance of the Company’s ongoing operations and to understand the methodology used by management to evaluate and measure such performance. Disclosure of these non-GAAP performance measures also facilitates comparisons of Orthofix’s underlying operating performance with other companies in its industry that also supplement their GAAP results with non-GAAP performance measures.